Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600	FAX: (781) 895-0611

Contact:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (781) 895-0600 info@immunogen.com	Media: Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Announces Clinical Findings Reported at ASCO
with Targeted Anticancer Compounds IMGN242 and AVE1642

WALTHAM, MA, June 1, 2008 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced that encouraging clinical findings with the targeted anticancer compounds IMGN242 and AVE1642 were reported at the 2008 American Society of Clinical Oncology (ASCO) Annual Meeting taking place in Chicago, IL.

Highlights of the findings reported include:

•        IMGN242 showed notable evidence of activity in one of the first patients to be enrolled in the Phase II gastric cancer study; and

•        AVE1642 has been found to demonstrate substantial and sustained biological effect when used in combination with docetaxel in the treatment of solid tumors.

Mitchel Sayare, Chairman and CEO, commented, “We’ll be better able to judge the activity of IMGN242 when more patients have been enrolled in this Phase II study, but we’re encouraged by the findings to date. We’re also pleased with these first results to be reported on the activity of AVE1642 given in combination with a chemotherapy agent.”

IMGN242 Findings Reported

The poster presented today, “The pharmacokinetics and pharmacodynamics of IMGN242 (huC242-DM4) in patients with CanAg-expressing solid tumors” (abstract #3066), includes the first clinical data from the Phase II trial assessing IMGN242 for gastric cancer in addition to an analysis of the impact of plasma antigen levels on IMGN242 exposure. IMGN242 targets CanAg – an antigen expressed on many types of cancer cells, including gastric, pancreatic, colorectal and other gastrointestinal tumors. It was developed by ImmunoGen using the Company’s Tumor-Activated Prodrug (TAP) technology.

First Clinical Findings in Gastric Cancer

ImmunoGen’s Study 102 Phase II trial assesses IMGN242 for the treatment of gastric cancer. To qualify for enrollment, patients must have CanAg-expressing gastric or gastroesophageal junction cancer that has failed to respond to front-line therapy. At the

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time that Study 102 enrollment was temporarily suspended to make an adjustment to the protocol, six patients had received IMGN242. In this trial, IMGN242 is administered once every three weeks.

It was reported today that one of these six patients had a notable response to treatment with IMGN242. This patient was diagnosed with gastroesophageal junction cancer in 2004 and subsequently was treated with multiple chemotherapeutic agents – including carboplatin, docetaxel, and 5-FU – as well as with radiation therapy. She entered Study 102 with extensive metastases, including tumors in her lungs and liver.

This patient had a marked biological response – profound changes in her tumors based on FDG-PET scans – after her first dose of IMGN242 and had an unconfirmed partial response (RECIST criteria) in Cycle 2 after her second dose of the compound. She received a third dose and then went off study when her disease progressed.

Study 102 is designed to assess the activity of IMGN242 in 23 patients. Achievement of a measurable, objective response by RECIST criteria – an event not yet achieved – triggers expansion of the study to approximately 40 patients.

Pharmacokinetic/Pharmacodynamic Findings Reported

The poster features an analysis conducted using blood plasma data from the IMGN242 Phase I trial (Study 101) and from Study 102. This analysis shows that, at a given dose, patients who have low levels of “free” CanAg – antigen that is not attached to any cell – circulating in their blood plasma have a greater exposure to IMGN242 than patients with high levels of plasma CanAg, and that the increased exposure correlates with increased reports of ocular toxicity. This finding supports that a lower dose of IMGN242 should be administered to patients with low plasma CanAg levels than to patients with high plasma CanAg levels, and the Study 102 protocol has been amended to make such an adjustment. As reported in the poster presented today, there has been found to be no correlation between the level of free CanAg in patient blood and the degree of antigen expression by a CanAg-expressing tumor.

“We’re very encouraged by the activity IMGN242 demonstrated in one of the first patients enrolled in this Phase II trial,” commented John Lambert, Ph.D., Senior Vice President, Research and Development and Chief Scientific Officer. “Now that the protocol amendment is behind us, we expect patient enrollment to proceed much more quickly, and believe we’ll know this year whether we’ve seen the response needed to trigger the expansion of this trial.”

AVE1642 Clinical Findings Reported

The poster, “A phase I study of AVE1642, a humanized monoclonal antibody IGF-1R (insulin like growth factor 1 receptor) antagonist, in patients (pts) with advanced solid tumors (ST)” (abstract #3582), also was presented today. AVE1642 is a naked (unconjugated) antibody that was originally developed by ImmunoGen and was licensed to sanofi-aventis as part of a broader collaboration between the companies. AVE1642 works by blocking a pathway used by cancer cells to survive chemotherapy, and is intended for use with such agents. The compound is being evaluated by sanofi-aventis in combination

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with approved chemotherapy agents for the treatment of solid tumors and hematological malignancies in Phase I studies.

The findings presented today are from a Phase I trial that assesses AVE1642, dosed once every three weeks, in patients with solid tumors. In this study, AVE1642 is administered to patients as a single agent for the first treatment cycle, and then in combination with docetaxel (75 mg/m2) for all additional cycles. Increasing doses of AVE1642 are tested in new cohorts of patients to establish the dose to be evaluated in combination with an array of chemotherapy agents in upcoming solid tumor studies.

The presentation featured the results from the evaluation of three different dose levels – 3, 6, and 12 mg/kg – in cohorts of four patients each, and finds AVE1642 to be well tolerated both as a single agent and in combination with docetaxel across these doses. The authors note that a substantial and sustained biological effect is seen with AVE1642 at doses above 3 mg/kg, and select the 6 mg/kg dose, given every three weeks, for future evaluation of the compound for the treatment of solid tumors.

Encouraging evidence of anticancer activity was reported even though the study patients all had solid tumors that had failed to respond to previous treatments. Of particular note is a breast cancer patient who had previously been treated with taxanes and entered the study with skin metastases. She experienced a significant improvement in her metastases in response to treatment with docetaxel in combination with AVE1642.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two TAP compounds wholly owned by ImmunoGen are in clinical testing – IMGN901 and IMGN242. Three TAP compounds are in clinical testing through ImmunoGen’s collaborations with other companies – trastuzumab-DM1 (T-DM1), in development by Genentech, and AVE9633 and SAR3419, in development by sanofi-aventis. Additionally, the naked antibody compound, AVE1642, is in clinical testing through the Company’s collaboration with sanofi-aventis. Multiple compounds are in research/preclinical development through ImmunoGen’s collaborations and internal programs.

This press release includes forward-looking statements. These include, but are not limited to, the statements that ImmunoGen expects: that the Company will be better able to judge the activity of IMGN242 when more patients have been enrolled in Study 102, that patient enrollment in Study 102 will proceed much more quickly going forward, and that the Company will know in 2008 whether it has seen the response needed to trigger the expansion of Study 102. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the Company’s development of its own products, as well as to the development of products, including AVE1642, by the Company’s collaborators. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and other reports filed with the Securities and Exchange Commission.

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